EXHIBIT 10.30

                           GRAFTECH INTERNATIONAL LTD.

                                                                   July 22, 2002
Mr. Gilbert E. Playford
5200 St. Andrews Drive
Grand Harbor
Vero Beach, FL 32967

Dear Gil:

         As you know, the Board of Directors, under the leadership of the Organization, Compensation & Pension Committee, regularly reviews senior management organization and reporting structures, management team depth and abilities, succession plans, retirement benefits and funding thereof, and related matters. In connection with the most recent review, the Board and the Committee evaluated your employment agreement and determined that it would be in the best interests of the Company to, among other things, enable you to defer any decision on your part regarding renewal or non-renewal of your employment agreement until the end of this year. Accordingly, we have agreed as follows:

         1. Your employment agreement currently provides for automatic renewal for successive one year terms beginning June 22, 2003 [the current expiration date] unless you give one year's notice of non-renewal or the Board gives 90 days' notice of non-renewal.

                  However, we have agreed that you may give written notice of non-renewal on or before the tenth day prior to the beginning of the regularly scheduled meeting of the Board to be held in December 2002, with respect to non-renewal at the end of the current term of your employment agreement on June 22, 2003. Such a notice of non-renewal is called the "December 2002 Notice." Nothing in this letter shall affect the provisions of your employment agreement with respect to termination or non-renewal at the election of the Board.

                  If you do not give the December 2002 Notice and the term of your employment agreement is renewed on June 22, 2003 for one or more successive annual renewal terms beginning on or after June 22, 2003, you may give written notice of non-renewal with respect to a subsequent successive renewal term on or before the September 30 which precedes the beginning of that renewal term.

                  [For example, if your employment is renewed on June 22, 2003 for an annual renewal term that ends on June 22, 2004, you may give written notice of non-renewal on or before September 30, 2003 with respect to the renewal term that would otherwise begin on June 22, 2004.]

         2. Your employment agreement currently provides that you will serve as Chairman of the Board, Chief Executive Officer and President. However, we have agreed that, following the promotion of Craig S. Shular to President, you will serve as Chairman of the Board and Chief Executive Officer.

                  We have also agreed that, if you give the December 2002 Notice, then (i) at any time thereafter, the Board shall have the right to elect a successor to you as Chief Executive Officer and (ii) effective upon the election of your successor, you shall become an executive Chairman of the Board. Even if you have given the December 2002 Notice, however, you will


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continue to serve as Chief Executive Officer (as well as Chairman of the Board)
until your successor as Chief Executive Officer is elected by the Board.

                  As an executive Chairman of the Board, you shall continue to serve under your employment agreement, to be an employee and to be a senior executive officer of the Company.

         3. The current provisions of your employment agreement relating to salary and bonus shall continue in effect notwithstanding the promotion of Mr. Shular to President. However, we have agreed that, if you give the December 2002 Notice, then:

                  (i) for the period through the later of December 31, 2002 or the date of the election of your successor as Chief Executive Officer (such later date being called the "Succession Date"), you shall be entitled to an annual salary of $650,000 and an annual MIP bonus (determined in accordance with the MIP); and

                  (ii) for the period after the Succession Date through the expiration of your employment agreement on June 22, 2003 or the earlier termination of your employment agreement because of death or Disability (as defined therein), you shall be entitled to an annual salary of $400,000 and an annual MIP bonus of $250,000.

                  Your annual salary and bonus describe in clauses (i) and (ii) of the preceding sentence shall be pro rated for the periods to which they apply.

                  The current provisions of your employment agreement regarding changes in your annual salary are not affected by this letter agreement.

                  If you give the December 2002 Notice and the term of your employment agreement will expire on June 22, 2003, you and the Board may discuss, but are not obligated to agree to, a role for you with the Company after June 22, 2003.

         4. To clarify the current provisions of your employment agreement, we have agreed that, for service with the Company during the period from June 22, 2002 through June 22, 2003, you shall earn (ratably over such period) service credit under section 3.3(c) of you employment agreement for Prior Service (as defined therein) on a daily basis.

                  [For example, upon completing service through August 10, 2002, 82.68% of the Prior Service shall be recognized. That percentage was determined by dividing the number of days beginning June 23, 2002 and ending on August 10, 2002 (i.e., 49) by 365, adding the resulting decimal (i.e., 0.1342) to 4, [and dividing the result (i.e., 4.1342) by 5.]

                  The amount of the offset described in section 3.3(c) is adjusted so that it shall be calculated on the same basis as that described above.

                  After 100% of Prior Service is recognized (which occurs when your service with the Company shall have continued until June 22, 2003), no additional service credit with respect to Prior Service shall be recognized even if you continue to serve the Company after June 22, 2003. Regular service credit for service after June 22, 2003 shall, of course, be recognized.


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         5. For purposes of calculating your benefits under the Company's retirement, disability and other benefit plans ONLY, we have agreed as follows:

                  (a) As you know, MIP bonuses for each year are determined after the end of that year.

                           (i) The following provision shall apply regardless of whether you give the December 2002 Notice. If your employment agreement terminates in 2002 because of death or Disability, then your MIP bonus for 2002 shall be deemed to equal 100% of your target award for 2002. Your deemed MIP bonus for 2002 shall be prorated for the period prior to termination.

                           (ii) The following provision shall apply ONLY if you give the December 2002 Notice. If your employment agreement terminates in 2003 because of death or Disability or if you retire on June 22, 2003 upon the expiration of the current term of your employment agreement, then your MIP bonus for 2002 shall be deemed to equal the greater of (i) 100% of your target award for 2002 or (ii) your actual MIP bonus for 2002.

                  (b) The following provision shall apply ONLY if you give the December 2002 Notice. If your employment agreement is terminated in 2003 because of death or Disability or if you retire on June 22, 2003 upon the expiration of the current term of your employment, then your salary earned for 2003 shall be deemed to equal the greater of (i) $650,000, prorated for the period prior to termination or expiration, or (ii) your actual salary earned.

         6. As you know, the Company's retirement plans generally permit retirees and their beneficiaries to receive payment of benefits on either a lump sum or an annuity basis. We have agreed that, if you or your beneficiaries so request, the Company will pay the benefits to which you and they are entitled in a single lump sum as soon as practicable after you and they become entitled to receive them.

         7. To clarify the relationship between the provisions of your employment agreement and your severance compensation agreement relating to a change in control of the Company covered by both agreements, we have agreed that, in the event of such a change in control, the gross-up provisions of the severance compensation agreement shall apply to all payments due in connection with the change in control, regardless of whether they are due under your employment agreement or your severance compensation agreement.

         8. As you know, the Company's equity based compensation arrangements permit, at the discretion of the Board or the Committee, acceleration of vesting of awards upon retirement and other events. Pursuant to such provisions, we have agreed that all stock options and restricted stock granted to you shall vest on the earlier of:

                  (i) your retirement so long as you give the December 2002 Notice and retire on June 22, 2003 upon the expiration of the current term of your employment agreement; or

                  (ii) the termination of your employment agreement in 2002 because of death or Disability (regardless of whether you give the December 2002 Notice).

                  For purposes of all stock option and restricted stock awards, if you give the December 2002 Notice, then retirement on June 22, 2003 upon the expiration of the current term


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of your employment agreement shall be deemed to be retirement with entitlement to a non-actuarial reduced retirement benefit.

         9. Notwithstanding anything to the contrary contained in any other paragraph of this letter agreement or any provision of your employment agreement, if you give the December 2002 Notice, then the Committee shall have the right, at any time thereafter but prior to June 22, 2003, to extend the expiration date of your employment agreement from June 22, 2003 to September 30, 2003 on such terms and conditions as it shall deem reasonable in the circumstances. In that event, the references to June 22, 2003 in paragraph 8 above shall be deemed to be changed to September 30, 2003.

         10. All agreements between you and the Company are hereby amended as necessary to give effect to the preceding provisions. Except as amended hereby, all such agreements shall continue in effect with their current provisions.

         If this letter correctly sets forth our agreement, please so confirm by signing and returning the enclosed duplicate copy of this letter.

                                        GRAFTECH INTERNATIONAL LTD.




                                        By:      /S/ JOHN R. HALL
                                            --------------------------
                                        Name:          John R. Hall
                                        Title:         Director



ACCEPTED AND AGREED TO:




     /S/ G.E. PLAYFORD
--------------------------------
Gilbert E. Playford